EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:
Robert P. Wynn                                   Michelle D. Getty
Executive Vice President & CFO                   Investor Relations
AmeriPath, Inc.                                  AmeriPath, Inc.
561-845-1850                                     561-712-6260
                                                 E-mail:  invrel@ameripath.com

            AMERIPATH ANNOUNCES ASSET IMPAIRMENT AND RELATED CHARGES

Riviera Beach, FL, June 8, 2000 - AmeriPath, Inc. (Nasdaq: PATH), the largest physician and laboratory company focused on providing anatomic pathology diagnostic and healthcare information services, today announced that it anticipates recording in the second quarter of 2000 a pre-tax noncash charge of approximately $4.7 million, and related cash charges of approximately $540,000, in connection with the impairment of intangible assets at an acquired practice in Cleveland, Ohio. These charges will result in a reduction of net income for the second quarter of $3.9 million, or $.18 per share, and the Company failing to meet the analysts' quarterly earnings estimates for the first time in its history.

As previously disclosed in the Company's 1999 annual report on Form 10-K and its Form 10-Q for the first quarter, the Company provided services at four hospitals and an ambulatory care facility owned by Primary Health Systems ("PHS"), a regional hospital network in Cleveland, Ohio. During the first quarter of 2000, PHS began implementing a plan of reorganization filed under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware, and closed one hospital. During the second quarter, the bankruptcy court approved the sale of two hospitals and the ambulatory care facility to local purchasers in the Cleveland area. The Company's contracts with these two hospitals and the ambulatory care facility were not accepted by the purchasers, who have elected to employ their own pathologists. One hospital has not been sold or closed and continues to do business with the Company.

As a consequence, the reduction of profit and related cash flow requires the Company to write off the remaining intangible assets, including goodwill, associated with the original purchase of this practice. In addition, the Company will record approximately $540,000 of related charges for potentially uncollectible accounts receivable in connection with the loss of these contracts, severance costs, and legal fees. For the first quarter of 2000, this practice's net revenue and operating profits were $500,000 and $50,000, respectively, which was less than 1.0% of the Company's consolidated net revenue and operating profit.

This event could cause the Company to be in technical default of one or more covenants under the Company's credit facility. The Company is presently seeking to obtain a waiver of noncompliance from the lenders under such facility. Until the formal waiver is obtained, there can be no assurance that such a waiver will be obtained, or of the final terms or conditions of any such waiver.

James C. New, Chairman, President and Chief Executive Officer commented, "This event does not reflect on our fundamental business model, but solely on the financial condition of PHS. Well-run hospital organizations continue to survive and recognize the benefits of contracting pathology services with AmeriPath. The Company and this practice's Managing Director will continue to aggressively market its services in the Cleveland area through its existing outpatient lab and relationships with other hospitals in Ohio."

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The Company will broadcast a conference call on Friday, June 9, 2000 at 10:00
a.m. EDT over the Internet. This event is available through Investor Broadcast Network's Vcall website, located at http://www.vcall.com. Listeners should go to the website at least fifteen minutes before the event to register, download, and install any necessary audio software. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 12:00 p.m. June 9 to 12:00 p.m. June 10. The dial-in number is 800-633-8284, reservation #15482672.

AmeriPath, Inc. is the nation's largest physician and laboratory company focused on providing anatomic pathology diagnostic and healthcare information services to physicians, hospitals, national clinical laboratories and managed care organizations. The company presently operates in 13 states and employs 296 physicians that provide medical services through outpatient pathology laboratories, hospital inpatient laboratories and outpatient surgery centers.

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This release contains certain forward-looking statements regarding AmeriPath, including its operations and prospects. Past performance is not necessarily indicative of future results. In addition, AmeriPath's actual results could differ materially from the results anticipated in these forward-looking statements as a result of uncertainties, including risks relating to demand, pricing, government regulation, payments and reimbursements, dependence upon contracts and pathologists, acquisitions, integration of acquired practices, the market for pathology services, competition, technology and other factors identified in AmeriPath's filings with the Securities and Exchange Commission.

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Editor's Note: This release is also available at http://www.ameripath.com